SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2015

NUMEREX CORP.
(Exact Name of Issuer as Specified in Charter)

Pennsylvania	0-22920	11-2948749
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(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

3330 Cumberland Blvd
Suite 700
Atlanta, Georgia
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(Address of principal executive offices)

30339
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(Zip code)

(770) 693-5950
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(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  [ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
  [ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
        Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2015, the Board of Directors of Numerex Corp (the “Company”) appointed Marc Zionts as its Chief Executive Officer (“CEO”), effective September 1, 2015.  In addition to his new position, Mr. Zionts will join the Board of Directors at that time.  Mr. Zionts will succeed Stratton J. Nicolaides, who will remain CEO until September 1 and then assume the position of Executive Chairman.

Mr. Zionts, age 53, most recently served as the Chief Executive Officer and President of Aicent, Inc. (a provider of mobile data network services and solutions) from September 2013 until its acquisition by Syniverse in August 2014.  Prior to Aicent, Mr. Zionts was a Vice President at Allot Communications (a leader in DPI-based broadband solutions leverage network intelligence to analyze, protect, improve and monetize the user experience over mobile, fixed and cloud assets).  Mr. Zionts joined Allot after they acquired Ortiva Wireless, Inc. in May 2012 where he was the President & Chief Executive Officer from January 2008.

In connection with Mr. Zionts’ appointment as CEO, the Company and Mr. Zionts. entered into an employment agreement (the “Employment Agreement”) pursuant to which Mr. Zionts will serve as the Company’s Chief Executive Officer for a term commencing on September 1, 2015 and continuing for successive 12 months periods unless terminated in accordance with the terms of the Employment Agreement.

The Employment Agreement provides that Mr. Zionts will receive a base salary of $400,000 per year, subject to annual review by the Compensation Committee.  Beginning with fiscal year 2016, Mr. Zionts will be eligible to receive an annual performance bonus, with a bonus target of 75% of his then base salary. Mr. Zionts also will also participate in the benefit plans that the Company maintains for its executives and receive certain other standard benefits (including, without limitation, vacation benefits and reimbursement of travel and business-related expenses), and the Company will provide medical and dental coverage consistent with that offered to the Company’s other executives.

If Mr. Zionts’ employment terminates by reason of his death or disability, or if he is terminated for “cause” or if he resigns without “good reason” (as these terms are defined in the Employment Agreement), the Company will pay him (a) his base salary accrued through the date of such resignation or termination; (b) any unreimbursed expenses; (c) any accrued but unused vacation time in accordance with Company policy; and (d) all other payments, benefits or fringe benefits to which he is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant.

If Mr. Zionts is terminated without “cause” or if he resigns for “good reason” (as these terms are defined in the Employment Agreement), in addition to the benefits and payments outlined above, the Company will pay Mr. Zionts the following: (a) his base salary accrued through the date of such resignation or termination and, subject to entering into a release, continued payment of Mr. Zionts’ then-current base salary for 12 months and (b) beginning after the first 12-months term, an additional amount equal to the annual target bonus opportunity.

On September 1, 2015, Mr. Zionts will be granted the following sign-on equity awards:

•
A non-qualified stock option award under the 2014 Stock and Incentive Plan (“2014 Plan”) having a Black-Scholes value on the date of grant of approximately $66,667, with the number of shares of common stock underlying the stock option determined using Black-Scholes assumptions in effect in the month of grant and an exercise price equal to the closing price of a share of common stock on the date of grant,

•
A restricted stock unit award under the 2014 Plan, with the number of restricted stock units subject to the award determined by dividing $66,668 by the closing price of a share of common stock on the date of grant, and

•
Shares of restricted stock having a value on the date of grant of approximately $1,200,000, with the number of shares of common stock determined using the closing price of a share of common stock on the date of grant which will vest as to 100% of the shares on the fourth anniversary of the date of grant.

In addition, in 2016 Mr. Zionts’ long-term incentive awards under the 2014 Plan will have a target value equal to 100% of his base salary.  Except as to 2016, the award of any equity compensation is not guaranteed.

Consistent with other awards under the 2014 Plan, any unvested equity awards will vest upon a “Change in Control” as defined in the Employment Agreement.

The above description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2015.

Item 8.01.  Other Events.

On August 11, 2015, the Company issued a press release announcing the appointment of Mr. Zoints as Chief Executive Officer and his election to the Board of Directors as of September 1, 2015, as well as the appointment of Mr. Nicolaides to the position of Executive Chairman.  A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit
Number                      Description

99.1                      Press release dated August 11, 2015
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                       NUMEREX CORP.

Date: August 14, 2015                                                                                             /s/ Richard A. Flynt
                                                                                                      Richard A. Flynt
                                                                                                                  Chief Financial Officer

Exhibit Index

Exhibit No.                      Description

99.1           Press release dated August 11, 2015